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                                                                   EXHIBIT 10.26


                        RELEASE AND SEVERANCE AGREEMENT

         This Release and Severance Agreement (hereinafter referred to as "Agreement"), between JEFFREY H. KOENIG, together with his heirs, (hereinafter collectively referred to as "Mr. Koenig") and MEADOWBROOK, INC., and MEADOWBROOK INSURANCE GROUP, INC., their agents, employees, officers, directors, shareholders, subsidiaries, affiliates, successors or assigns (hereinafter collectively referred to as "MEADOWBROOK"), effective this 9th day of November, 2001.

                                    RECITALS:

         WHEREAS, Mr. Koenig commenced his employment with MEADOWBROOK on November 27, 2000;

         WHEREAS, Mr. Koenig's employment with MEADOWBROOK terminated, effective November 8, 2001;

         WHEREAS, a severance package has been offered by MEADOWBROOK to Mr. Koenig which is more particularly described below; and

         WHEREAS, Mr. Koenig and MEADOWBROOK have agreed to settle all claims that they may have against one another;

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                                   AGREEMENT:

1. MEADOWBROOK and Mr. Koenig agree to release, acquit, forever discharge one another from, and covenant not to sue for, any and all claims, demands, actions, causes of action, which either of them now have, or which may hereafter accrue arising out of or relating to Mr. Koenig's employment with MEADOWBROOK and the termination thereof, his Employment Agreement, dated October 31, 2000, with MEADOWBROOK and the termination thereof, and which shall include, but not be limited to, claims for breach of contract, breach of fiduciary duty, negligence, tort, wrongful discharge, discrimination based upon federal, state or local law, claims based upon any other federal, state or local law or common law seeking legal or equitable relief, money damages, loss of pay, loss of fringe benefits, compensatory damages, pain and suffering, emotional distress, bodily injury, exemplary or punitive damages;

2. In conjunction with the consideration provided in the Agreement, Mr. Koenig knowingly agrees to release, acquit, forever discharge and covenant not to sue MEADOWBROOK for any claim of discrimination including any claim he might have under the Age Discrimination in Employment Act of 1967 against MEADOWBROOK arising out of his employment with



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MEADOWBROOK and termination thereof. Mr. Koenig has been advised to consult with legal counsel prior to executing the Agreement and has been provided twenty-one
(21) days within which to consider this Agreement. Mr. Koenig further understands that he has seven (7) days after the execution of the Agreement in which to provide a written revocation of this Agreement, provided that nothing in Paragraphs 1 or 2 shall limit Mr. Koenig's right to enforce this Agreement;

3. In consideration for the above, MEADOWBROOK agrees to pay to Mr. Koenig a severance to be paid as follows:

         a. A one-time lump sum payment equivalent to one hundred percent (100%) of twelve (12) months of his former gross base salary ($280,000.00). This payment shall be paid to Mr. Koenig, less all applicable local, state, federal and other withholdings. This severance payment shall only be paid following the expiration of the seven (7) day revocation period after execution of this Agreement by Mr. Koenig and its return to MEADOWBROOK. MEADOWBROOK shall send a check for this sum via overnight mail to Mr. Koenig on the eighth (8th) day following his execution of this Agreement;

                  (i) In the event that Mr. Koenig begins any employment during the period of November 9, 2001 through May 8, 2002, Mr. Koenig shall repay to MEADOWBROOK seventy-one percent (71%) of six
                  (6) months of his former gross base salary ($105,000), less any pro-rata reduction based upon Mr. Koenig's next employment salary being less than $280,000. This sum shall be repaid to MEADOWBROOK within fifteen (15) business days of the acceptance of such new employment;

                  (ii) In the event that Mr. Koenig begins any employment during the period of May 9, 2002 through August 8, 2002, Mr. Koenig shall repay to MEADOWBROOK forty-six percent (46%) of the portion of his former gross base salary which would have been payable for the period from the first date his new employment begins through November 8, 2002, less any pro-rata reduction based upon Mr. Koenig's next employment salary being less than $280,000. This sum shall be repaid to MEADOWBROOK within fifteen (15) business days of the acceptance of such new employment;

         b. Additionally, Mr. Koenig shall be paid a one-time lump sum payment of $56,000.00. This payment shall be in lieu of any reimbursement of moving expenses and any other incidental expenses that may be incurred by Mr. Koenig. This payment shall be paid to Mr. Koenig, less all applicable local, state, federal and other withholdings. This payment shall only be paid following the expiration of the seven (7) day revocation period after execution of this Agreement by Mr. Koenig and its return to MEADOWBROOK. This sum shall be added to and included in the check sent via overnight mail to Mr. Koenig on the eighth (8th) day following his execution of this Agreement;




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         c. As additional consideration for the above, MEADOWBROOK agrees to waive any claim it may have for the repayment by Mr. Koenig of the $100,000 Signing Bonus paid to him pursuant to his Employment Agreement, dated October 31, 2000;

         d. Further, MEADOWBROOK and Mr. Koenig agree that any unvested Stock Options granted to Mr. Koenig prior to the date of this Agreement shall be forfeited by Mr. Koenig and canceled by MEADOWBROOK without any payment to Mr. Koenig;

         e. Nothing in this Agreement shall affect Mr. Koenig's right to be paid for any earned but unused vacation time or business-related expenses submitted and approved prior to November 8, 2001;

4. Mr. Koenig agrees to actively and in good faith seek new employment and to immediately notify the Human Resources Department at MEADOWBROOK upon his acceptance of any other employment and the start date of such employment. Mr. Koenig agrees that he is not entitled to the payments recited in Paragraph No. 3 under any policy, contract, custom or usage of MEADOWBROOK;

5. Mr. Koenig's existing health and dental insurance shall be terminated effective November 8, 2001. However, for a period of twelve (12) months from November 9, 2001 through November 8, 2002, MEADOWBROOK shall pay the insurance premium to continue Mr. Koenig's health and dental insurance in accordance with COBRA. Mr. Koenig shall pay all co-payments and deductibles in the same manner as during his employment with MEADOWBROOK. If Mr. Koenig accepts other employment which affords him health and/or dental insurance, MEADOWBROOK'S obligation for payment of Mr. Koenig's COBRA health and/or dental insurance premiums shall cease upon the date he is eligible to enroll for such new health and/or dental insurance coverage. In the event that Mr. Koenig chooses to continue his health and/or dental insurance in accordance with COBRA after November 8, 2002, or after becoming eligible to enroll for new health and/or dental insurance coverage with a subsequent employer, he shall be responsible for all future COBRA health and/or dental insurance premiums or payments. Mr. Koenig shall immediately notify the Human Resources Department at MEADOWBROOK upon his acceptance of other employment and his eligibility date to enroll for new health and/or dental insurance coverage. Mr. Koenig agrees that he is not entitled to the payment of his COBRA premiums recited in this paragraph under any policy, contract, custom or usage of MEADOWBROOK;

6. All other fringe benefits, including, but not limited to, life insurance, disability insurance and any future contributions to his 401-K account that Mr. Koenig was entitled to as an Associate of MEADOWBROOK shall cease effective November 8, 2001, provided that nothing contained herein shall affect Mr. Koenig's rights to the assets in his 401-K account or his conversion rights under his health, life or dental insurance;






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7.       Mr. Koenig and MEADOWBROOK agree not to disparage each other to any third-party. Further, Mr. Koenig and MEADOWBROOK agree to keep the terms and conditions of the settlement confidential, except to the extent that the terms and conditions of the settlement must be disclosed to the parties' accountants or attorneys. However, Mr. Koenig may disclose the terms and conditions of the settlement to his spouse. Disclosure of the terms and conditions of the settlement, (except as may be required by a court or agency of competent jurisdiction for which notice as soon as practicable to the non-disclosing party is required), inconsistent with the terms and conditions of the confidentiality provision shall entitle the non-disclosing party to all legal and equitable remedies to prevent such disclosure or any damages as a result thereof, and entitle the non-disclosing party to an award of attorneys' fees, costs or expenses against the disclosing party;

8. In terms of a reference for future employment, MEADOWBROOK has agreed with Mr. Koenig to adhere to its existing policy. MEADOWBROOK'S existing corporate policy is to provide the prospective employer with only the name of the employee, title and dates of employment;

9. In consideration of the sums paid pursuant to Paragraph 3, Mr. Koenig has executed a Confidential Information Agreement, dated November 8, 2001 which shall remain in full force and effect, provided that the terms and conditions of the Confidential Information Agreement are met, there shall be no restriction on the identity or business of any future employer of Mr. Koenig;

10. Mr. Koenig agrees to resign as an Officer of Meadowbrook Insurance Group, Inc. ("Corporation"), and as an officer and/or director of all of its subsidiary companies, including insurance company subsidiaries, effective November 8, 2001. Mr. Koenig shall continue to be entitled to defense and indemnification for any alleged acts or omissions as an Officer, employee or agent of Corporation and as an Officer, Director, employee or agent of its subsidiaries to the fullest extent permitted by the Bylaws of the Corporation and/or any subsidiary in effect as of the date of this Agreement, the Michigan Business Corporation Act and the Corporation's and/or subsidiary's Director's and Officer's liability insurance coverage which will continue to cover Mr. Koenig on the same basis as other current and former directors and officers are covered;

11. This Agreement may not be altered, modified or changed except upon the express written consent of Mr. Koenig and MEADOWBROOK;

12. This Agreement and the Confidential Information Agreement, which is incorporated herein by reference, represent the complete understanding between the parties. No other promises or agreements shall be binding or modify the Agreement. All other prior understandings, statements or beliefs have been merged into the Agreement;

13. This Agreement shall be interpreted under the laws of the State of Michigan. Its language shall be construed as a whole, according to its fair meaning and not strictly construed for or against either party. Should any provision of the Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions shall immediately become null and void or revised by a court of competent jurisdiction to be enforceable, leaving the remainder of the Agreement in full force and effect;

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14.      Any amount under this Agreement shall not be due and payable by
MEADOWBROOK until the Agreement has been executed by all parties and the time referenced in Paragraph No. 2 has lapsed;

15. In conjunction with the consideration provided in this Agreement, in the event that Mr. Koenig decides not to execute this Agreement, or revokes this Agreement within the above stated seven (7) day period, this Agreement shall be null and void. Further, this Agreement and all settlement discussions, understandings or statements with regard to this Agreement shall be inadmissible in any court of law or administrative proceeding of any kind;

16. MEADOWBROOK shall not be obligated to pay any severance payment or waive any sums due it (as set forth in Paragraph No. 3), if Mr. Koenig does not execute or revokes this Agreement; and

17. Mr. Koenig agrees that he has had sufficient time to review this Agreement, consult with legal counsel and executes this Agreement voluntarily.


         IN WITNESS WHEREOF, JEFFREY KOENIG, executes this Agreement on the date designated below.

         /s/ Jeffrey Koenig        11-08-01        [SIG}                11-08-01
         ---------------------    --------  -----------------------     --------
         JEFFREY KOENIG              Date          WITNESS                Date


         IN WITNESS WHEREOF, MEADOWBROOK, INC., executes the Agreement on the date designated below.

         MEADOWBROOK, INC.

         /s/ Michael G. Costello     11/8/01   /s/ Susan Cubbin         11/08/01
         -----------------------    ---------  ----------------------   --------
         MICHAEL G. COSTELLO          Date         WITNESS                Date
         SENIOR VICE PRESIDENT


         IN WITNESS WHEREOF, MEADOWBROOK INSURANCE GROUP, INC., executes the Agreement on the date designated below.

         MEADOWBROOK INSURANCE GROUP, INC.

         /s/ Michael G. Costello     11/8/01  /s/ Susan Cubbin          11/08/01
         -----------------------    --------  --------------------      --------
         MICHAEL G. COSTELLO        Date           WITNESS                Date
         SENIOR VICE PRESIDENT


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